Exhibit 10.21

                              Envision Capital LLC
                                  P O Box 2112
                            Fort Lauderdale, FL 33303
                           866.399.FUND ? 954.525.6215
                                954.525.6216 Fax

                              "Envision the Future"

                                 PROMISSORY NOTE

$240,000                                                       February 10, 2006

     FOR VALUE RECEIVED, Millenium Holding Group, a Nevada Corporation (together with its successors or assigns ("Company") with its principal address at 12 Winding Road, Henderson NV 89052, hereby promises to pay to the order of Envision Capital, LLC (hereinafter "Envision") the sum of Two-hundred-forty Thousand Dollars ($240,000) (hereinafter "Principal") with interest accruing from the date hereof on all unpaid principal at the rate of six percent (6%) per annum (together "Note") on the following terms and conditions:

     1. PRINCIPAL AND INTEREST: The principal balance together with accrued interest shall be paid immediately, in full, upon receipt of the first Company funding secured by Envision, or in no event later than May 31, 2006. In addition, it is mutually understood and agreed to that the execution of Note by the parties hereto is hereby made in respect to a proposed financing.

     2. BRIDGE FUNDING: Upon the execution of this Promissory Note Envision will promptly wire an additional $35,000 to Millenium Holding Group's bank account and $15,000 to Dutchess Advisors on behalf of Company to secure an Equity Line of Credit. The total monies wired to and on behalf of Company totals $197,300 ("The Bridge") to accounts designated by Company. The $197,300 shall be an advance to be loaned in accordance with the terms set forth herein so that Company shall take certain steps to secure the acquisition of property and Company agrees that it will not use any of the proceeds of The Bridge to repay the indebtedness of any current officer, director or 10% share of Company.

     3. COMMITMENT SHARES: Envision shall receive Five-Hundred Thousand (500,000) shares of common stock in Company which trades on the OTC Bulletin Board under the symbol MNHG. Company shall issue the shares immediately to Envision with a customary Restricted Legend. Envision shall be entitled to have "piggy-back" registration rights on any future registration statement filed with the Securities and Exchange Commission ("SEC").

     4. USE OF PROCEEDS: Immediately following receipt of principal, Company shall consummate the transaction corresponding to the escrow deposit of principal initiated by Envision.

     5. OBLIGATIONS OF COMPANY: In consideration for the making of The Bridge Company agrees to enter into a Fee Agreement with Envision for the purpose of securing addition funding from NIR Group and Dutchess Advisors. Furthermore, Company shall pay Principal to Envision upon the selling of any assets of Company, or the securing of funding of any type, from any source.

     6. OBLIGATIONS OF ENVISION AND COMPANY: Envision shall use its best efforts to secure funding for Company in an amount of Two Million Dollars ($2,000.000) to be paid in three separate payments {"Tranches") to fund the sales operations of Company going forward ("Additional Funding") from hedge funds and/or other sources of funding known to Envision, and if so requested Company shall use its best efforts to assist Envision in said efforts. Company shall pay this Note in full immediately upon receipt of any Additional Funding plus any fees associated with said funding.

     7. PLACE OF PAYMENT: Principal and interest on Note shall be payable to Envision at the address designated by Envision under paragraph 8, or at such other place as Envision may designate to the Company in writing.

     8. NOTICES: All notices and other communications which are required or which may be given under the provisions of this Agreement shall be in writing and may be delivered to a party by personal service, Federal Express, UPS or by United States mail, first class postage paid, at the indicated address, or may be sent by facsimile to the party as set forth below. Either party may change its address at any time by written notice to the other party as set forth herein. All notices and communications shall be deemed to have been received by the party to whom it was addressed on the tenth (10th) business day following the date of sending.

     If to Company:                         If to Envision:

     Company                                Envision Capital, LLC
     12 Winding Road                        PO Box 2112
     Henderson NV 89052                     Fort Lauderdale, FL 33303
     Phone:  702.492.7721                   Phone:  954.525.6215
     Fax:    702.492.7728                   Fax:    954.5256216
     Email:  rham@mnhginc.com               Email:  eric@envisioncapital.biz

     7. EVENTS OF DEFAULT: The principal amount due hereunder together with accrued interest will, at the option of Envision, accelerate and become fully due and payable if an "Event of Default" (as hereinafter defined) occurs. An "Event of Default" shall exist under this Note if (a) the Company admits in writing the inability to pay the debt evidenced by this Note, (b) the Company makes a general assignment for the benefit of creditors, (c) the Company is adjudicated bankrupt or insolvent, (d) the Company files voluntarily or has filed against it a petition in bankruptcy, (e) the Company fails to comply with the terms, covenants and/or conditions contained herein and/or (f) the Company fails to pay any amount of principal and/or interest on the due date and/or dates set forth hereunder. Upon the occurrence of an Event of Default, interest shall then accrue at the rate of an additional three percent (3.0%) per month until all amounts owing hereunder are paid in full.

     8. SUCCESSORS AND ASSIGNS: The rights and obligations of Company and the Envision of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

     9. GOVERNING LAW: This Note shall be governed as to validity, interpretation, construction, and effect and in all other respects by the laws and decisions of the State of New York. The Company, Envision and any sureties, endorsers and guarantors shall submit to the personal jurisdiction of all courts in New York, whether Federal or state, and agree that any action pertaining to this Note shall be brought in a New York Court.

     10. Each of the Company and Envision represent and warrant to each other that:

     A.   this Note has been duly authorized by its board of directors;
     B.   this Note constitutes a valid and binding agreement;
     C.   this Note has been duly executed by a duly authorized officer
     D.   this Note supersedes all previous Notes


THE COMPANY                                 ENVISION






By: _____________________________           By: _____________________________
             Signature                                    Signature
    Richard Ham, CEO                            Eric Noveshen, Managing Director